Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

CONTRIBUTES ASSETS TO JOINT VENTURE WITH NYSTRS

OAK BROOK, Ill. (December 13, 2004) – Inland Real Estate Corporation (NYSE: IRC) today announced that it has contributed five properties, with an approximate net equity value of $56 million, to its previously announced strategic joint venture with the New York State Teachers’ Retirement System (“NYSTRS”).   The joint venture has been formed to acquire up to $400 million of neighborhood and community retail centers located in Inland Real Estate’s targeted markets throughout the Midwest.

Inland Real Estate expects to contribute an additional three retail centers with an approximate net equity value of $44 million within the next few months, to complete its initial contribution of eight retail centers with an approximate net equity value of $100 million. Inland Real Estate expects that the contribution of these properties may cause a potential, short-term reduction in property-level income, which may or may not be offset by its share of income received from new acquisitions made by the joint venture. NYSTRS will contribute approximately $50 million of equity capital as Inland Real Estate contributes these three remaining properties to the venture. In addition, NYSTRS has committed to contribute, subject to satisfying certain conditions, an additional $100 million for future acquisitions, for a total contribution of approximately $150 million. Inland Real Estate has also agreed to invest, subject to satisfying certain conditions, an additional $100 million in the joint venture. The joint venture will acquire additional assets using leverage consistent with Inland’s existing business plan during the next two years to achieve its investment objectives.

Inland Real Estate will be the managing member of the venture and will perform the venture’s property management and leasing functions and earn fees for services provided to the venture.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interest in 140 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States. With $1.3 billion in assets and more than 12.1 million square feet of retail space, it is one of the Midwest’s largest owner/operators of neighborhood and community shopping centers.

Inland’s assets are primarily located in the Chicago metropolitan area. The company also has a substantial presence in the Minneapolis-St. Paul area, with 29 properties totaling 2.5 million square feet, and owns assets selectively in southern Wisconsin, downstate Illinois and other Midwest markets. To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.